UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

Form 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) September 11, 2015

Titanium Healthcare, Inc.
(Exact name of registrant as specified in its charter)

Commission File Number: 000-53803

Nevada	27-0984261
(State of incorporation)	(IRS Employer ID Number)

2100 McKinney Ave, Suite 1780, Dallas, Texas 75201

(Address of principal executive offices)

(469) 606-4521

(Issuer's telephone number)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a -12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d -2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e -4(c))

Item 1.01 Entry into a Material Definitive Agreement

On September 11, 2015, Titanium Healthcare, Inc. (the “Company”) entered into a binding letter of intent with ODIN Industries, LLC (“ODIN”). Pursuant to this letter of intent, the Company and ODIN intend to form a new limited liability company to conduct a joint venture between the companies. If the transactions contemplated by the letter of intent are consummated, the joint venture will perform research and development, technology assessment and product pipeline development utilizing ODIN’s patented molecular scientific process enabling reformulation of compounds, including, but not limited to the compounded pharmaceutical medications currently produced by the Company and potential non-pharmaceutical applications. The closing of the transactions contemplated by the letter of intent are conditioned upon a number of conditions, including the satisfactory completion of due diligence investigations by the parties, the parties successfully raising at least $175 million of capital which would be used for operating purposes of the joint venture, completion and execution of the joint venture organizational documentation, the execution of a definitive exclusive license agreement relating to ODIN’s patented molecular scientific process, and entering into employment agreements with certain ODIN personnel. In addition to the joint venture, at closing ODIN would receive approximately 10 million shares of Company common stock and the Company would receive a 5% ownership interest in ODIN. The Company can terminate the letter of intent for any reason upon written notice to ODIN. The parties contemplate closing the transactions addressed in the letter of intent by mid-March 2016 and either party can terminate the agreement if funding has not occurred by that time. Each of the parties are responsible for their own costs and expenses.

2

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TITANIUM HEALTHCARE, INC.

Dated: September 16, 2015	By:	/s/ Chuck Talley
Chuck Talley
Chief Financial Officer